Exhibit 19.1

RBB BANCORP

INSIDER TRADING POLICY

Last Approval Date:     February 6, 2025

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RBB Bancorp

Table of Contents

INSIDER TRADING POLICY		3

I.	INTRODUCTION	3

II.	POLICY ELEMENTS	3

III.	MATERIAL INSIDER INFORMATION DEFINED	4

IV.	WHEN INFORMATION IS PUBLIC	5

V.	HANDLING OF INFORMATION	5

VI.	20/20 HINDSIGHT	6

VII.	TRANSACTIONS BY FAMILY MEMBERS	6

VIII.	RULE 10B5-1 TRADING	6

IX.	TIPPING INFORMATION TO OTHERS	6

X.	CONSEQUENCES FOR FAILURE TO ADHERE TO INSIDER TRADING POLICIES	7

XI.	ADDITIONAL PROHIBITED TRANSACTIONS	7

1.	Trading in Securities on a Short-Term Basis	7
2.	Purchases of Company Stock on Margin	7
3.	Hedging and Option Activities	7
4.	Pledging Company Stock	7

XIII.	QUESTIONS OR ASSISTANCE	8

XIV.	PRE-CLEARANCE OF TRADES BY DIRECTORS AND EXECUTIVE OFFICERS	8

XVIII.	CERTIFICATION	10

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INSIDER TRADING POLICY

I.	INTRODUCTION

This Insider Trading Policy (this “Policy”) attempts to establish standards that will avoid even the appearance of improper conduct on the part of insiders. We have established a reputation of integrity and ethical conduct and we do not want that reputation to be damaged.

The “Company,” “we,” or “us” is refers to, collectively, Royal Business Bank (the “Bank”), RBB Asset Management Company (“RAM”) and RBB Bancorp (the “Bancorp”).

“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

Consequently, an “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

II.	POLICY ELEMENTS

If a director, officer, employee or agent of the Company has material, non-public information relating to a public company, including the Company, it is the Company’s policy that neither that person nor any related person (including family members) may buy or sell any securities (including common or preferred stock, options or warrants) of that company or engage in any other action to take advantage of, or to pass on to others, that information. Additionally, directors, officers and employees of the Company may buy or sell the Company’s securities only if they have pre-cleared the transaction with the Company’s Chief Financial Officer.

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In connection with the obligation not to pass material non-public information on to others, insiders may not, without a legitimate reason, discuss the information with other persons. In addition, insiders shall take steps reasonably necessary to reduce the chances of inadvertent tipping of the information. These steps should include the following: discussion on a need-to-know basis only; maintenance of documents in secure, preferably locked, environments; and destruction of documents prior to disposal.

This Policy applies to all material, non-public information, whether or not obtained in the course of serving as an insider of the Company, relating to any public company, including the Company’s customers and vendors. Stock transactions that may be necessary for independent reasons, such as the need to raise money for an emergency expenditure, are not exempt from this Policy. To preserve the Company’s goal of adhering to high ethical standards of conduct, even the appearance of an illegal or improper transaction must be avoided.

III.	MATERIAL INSIDER INFORMATION DEFINED

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell any security. In short, material information is any information which could affect the price of a security. Either positive or negative information may be deemed to be material. Nonpublic, or inside, information about the Company that is not known to the investing public such as the following are examples of information that may be regarded as material:

o	Projections of future earnings or losses

o	Financial results

o	Negotiations or news of a pending or proposed merger, acquisition or disposition

o	Acquisition or tender offer developments

o	Changes in liquidity position, including changes caused by the loss of a line of credit or other financing

o	News of a significant sale of assets or the disposition of a subsidiary, division or line of business

o	Changes in dividend policies

o	Declaration of a stock split or the offering of additional securities

o	Changes in senior management or a change in control

o	Significant new products or discoveries

o	Impending bankruptcy or financial liquidity problems

o	The gain or loss of substantial customer or supplier support

o	A pending tender offer or exchange offer

o	Calls, redemptions or purchases of own securities

o	Business combinations of any type

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o	Earnings announcements

o	The filing of a lawsuit or significant developments in a litigation matter

o	Labor disputes, strikes and lockouts

o	Important license, patent or franchise developments

o	The commencement or potential commencement of a governmental investigation

o	Significant compensation plans or programs

o	The adoption of a poison pill or other anti-takeover defense

o	Significant borrowings, defaults or write-offs

o	Significant diminishment of the value of assets

o	Strategic plans

o	Significant capital investment plans

o	Major new contracts or the loss of a major contract

o	Favorable or unfavorable business or financial developments, projections or prospects

The foregoing list is illustrative only. There may be many other examples of material information which may arise in the course of a company’s business.

IV.	WHEN INFORMATION IS PUBLIC

Generally, information should be considered non-public if it has not been disseminated in any of the Company’s annual or periodic reports, has not been the subject of a press release intended for and made available to the public or has not been widely reported to the media, statistical services, market letters or the like. Further, the investing public must be afforded time to receive the information and act upon it following the release of the information.

V.	HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements, managed assets information and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No insider shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

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All confidential information in the possession of an insider is to be returned to the Company at the termination his or her relationship with the Company.

VI.	20/20 HINDSIGHT

It is important to remember that when any securities transaction becomes the subject of legal scrutiny, it will undoubtedly be viewed after the fact with the benefit of “20/20 hindsight.” As a result, before engaging in any securities transaction, insiders should carefully consider how shareholders, regulators and others might view the transaction.

VII.	TRANSACTIONS BY FAMILY MEMBERS

The foregoing restrictions on trading are also applicable to family members’ accounts, accounts subject to the control of personnel subject to this Insider Trading Policy or any family member, and accounts in which personnel subject to this Insider Trading Policy or any family member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Insiders are responsible for assuring that their family members comply with the foregoing restrictions on trading. For purposes of this Policy, “Family Members” include one’s spouse and all members of the family who reside in one's home.

VIII.	RULE 10B5-1 TRADING

Rule 10b5-1(c) of the Exchange Act provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith, when the person who entered into the written plan, binding contract or instruction has acted in good faith with respect to the written plan, binding contract or instruction, at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information. An insider who adopts or modifies a written plan, binding contract or instruction will also be subject to any cooling-off period required by applicable law or as set forth in such written plan, binding contract or instruction. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading plan that complies with Exchange Act Rule 10b5-1 (each, a “Rule 10b5-1 trading plan”) to take place during periods in which the individual entering into the transaction may have material nonpublic information or during periods for which a “black-out notice” (as defined in this Policy).

Any blind trust arrangement or a Rule 10b5-1 trading plan, must be pre-authorized by the Chief Financial Officer. The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.

IX.	TIPPING INFORMATION TO OTHERS

Insiders may not pass along material, non-public information to others so that it may be taken advantage of. The securities law penalties for violations of this standard will apply regardless of whether an insider derives any personal profit from the actions of the person to whom the information was passed.

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Insiders who are in possession of material, non-public information concerning the Company should take particular care to avoid discussions of confidential information in public places such as gatherings, hallways, office areas that are generally open to employees, elevators, restaurants and airplanes.

X.	CONSEQUENCES FOR FAILURE TO ADHERE TO INSIDER TRADING POLICIES

The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in jail for each violation. Insiders can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (“tippee liability”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

XI.	ADDITIONAL PROHIBITED TRANSACTIONS

Because it is improper and inappropriate for insiders to engage in short-term or speculative transactions involving the Company’s stock, it is the Company’s policy that insiders should not engage in any of the following activities with respect to securities of the Company:

1.         Trading in Securities on a Short-Term Basis

Any Company stock purchased by a director or executive officer in the open market must be held for a minimum of six months. (Note: this requirement parallels the SEC’s short-swing profit rule, which prevents executive officers, directors and 10 percent shareholders from selling or purchasing any Company stock within six months of a purchase or sale.)

2.          Purchases of Company Stock on Margin

Purchases of Company stock on margin, other than in conjunction with the exercise of stock options in accordance with any Stock Option Plan adopted by the Company, are prohibited.

3.         Hedging and Option Activities

The following items are prohibited:

●	Short selling of Company stock
●	Buying or selling Puts or Calls on Company stock
●	All other hedging activities

4.         Pledging Company Stock

Pledging Company stock for any reason is prohibited

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XII.	FORMS 3, 4 AND 5

Corporate insiders – meaning a company's officers and directors, and any beneficial owners of more than ten percent of a class of the company's equity securities registered under Section 12 of the Securities Exchange Act of 1934 – must file with the SEC a statement of ownership regarding those securities.

The initial filing is on Form 3. An insider of an issuer that is registering equity securities for the first time under Section 12 of the Exchange Act must file this Form no later than the effective date of the registration statement. If the issuer is already registered under Section 12, the insider must file a Form 3 within ten days of becoming an officer, director, or beneficial owner.

Changes in ownership are reported on Form 4 and must be reported to the SEC within two business days. There are limited categories of transactions not subject to the two-day reporting requirement in the new rule; however, directors and executive officers should assume the two-day reporting requirement applies in all circumstances.

Insiders must file a Form 5 to report any transactions that should have been reported earlier on a Form 4 or were eligible for deferred reporting. If a Form must be filed, it is due 45 days after the end of the company's fiscal year.

As described below, directors and executive officers must pre-clear (i.e., before the order to engage in the transaction is given) all transactions in the Company’s securities with the Company’s Chief Financial Officer in light of the very short Form 4 reporting deadline.

XIII.	QUESTIONS OR ASSISTANCE

If any insider has questions about this Policy, or specific transactions which may be affected by this Policy, they should obtain guidance from the Company’s Chief Financial Officer or legal counsel. Responsibility for adhering to this Policy and avoiding illegal and improper transactions rests with each insider.

XIV.	PRE-CLEARANCE OF TRADES BY DIRECTORS AND EXECUTIVE OFFICERS

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the Company has implemented the following procedure: All transactions in Company stock (including acquisitions, dispositions and transfers) by any insider must be pre-cleared (i.e., before any purchase or sale order is given) by the Company’s Chief Financial Officer. This shall be done by submitting a completed Trading Approval Form, attached as Exhibit A, to the Chief Financial Officer. The Chief Financial Officer shall advise such insider whether the proposed transaction is permissible under this Policy by making the appropriate indication and countersigning the Trading Approval Form. This requirement applies to all proposed transactions in the Company’s stock by insiders, including stock option exercises and market sales of option stock. This requirement excludes the use of Company stock as an investment alternative in the Company’s 401(k) program.

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XV.	PRE-CLEARANCE OF IMPLEMENTATION OR AMENDMENT OF A RULE 10b5-1 TRADING PLAN

Any insider wishing to implement a Rule 10b5-1 trading plan, or revise or amend an existing Rule 10b5-1 trading plan, must first pre-clear the Rule 10b5-1 trading plan or any revisions or amendments thereto, as applicable, with the Chief Financial Officer. The insider will provide the Chief Financial Officer an opportunity to review the Rule 10b5-1 trading plan or any amendment thereto. A Rule 10b5-1 trading plan or amendment thereto must be approved by the Chief Financial Officer at least 120 days in advance of any trades thereunder (or subsequent trades with respect to any revisions or amendments).

As required by Rule 10b5-1, an insider may enter into a Rule 10b5-1 trading plan (or amend such a plan) only when such person is not in possession of material nonpublic information. In addition, an insider may not enter into a trading plan during a black-out period. An insider also may not have another outstanding Rule 10b5-1 trading plan and may not enter subsequently enter into any additional Rule 10b5-1 trading plan for the purchase or sales of any class of securities of the Company on the open market, subject to certain exceptions. If, at the time a Rule 10b5-1 trading plan or any revision or amendment thereto is presented for approval as detailed above, there exists material nonpublic information about the Company to which the insider may reasonably be deemed to have knowledge, the implementation of such Rule 10b5-1 trading plan or any revision or amendment thereto shall be delayed by the insider until such information has been publicly disclosed.

Further, as required by Rule 10b5-1, prior to adopting a Rule 10b5-1 trading plan, insiders must include a representation in the Rule 10b5-1 trading plan, certifying, at the time of the adoption of a new or modified plan, that (a) they are not aware of material non-public information about the Company and its securities and (b) they are adopting the Rule 10b5-1 trading plan in good faith and not as a part of a plan or a scheme to evade the prohibitions of Rule 10b-5.

The Chief Financial Officer will notify the Company’s Board quarterly of any Rule 10b5-1 trading plans executed or terminated during the prior quarter.

Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the 10b5-1 trading plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Notwithstanding this, an insider or his/her representatives should give the Chief Financial Officer (or, in the absence of the Chief Financial Officer, the Chief Executive Officer and the Chief Accounting Officer) advance notice of upcoming transactions to be effected pursuant to a Rule 10b5-1 trading plan, which will help the Company assist such insider with their reporting obligations. Importantly, recent amendments to applicable reporting obligations require disclosure regarding whether reported transactions are executed pursuant to a Rule 10b5-1 trading plan. The insider and his or her broker must immediately notify the Chief Financial Officer (or, in the absence of the Chief Financial Officer, the Chief Executive Officer and the Chief Accounting Officer) upon the completion of such transaction and should have duplicate confirmations of all such transactions sent to the Chief Financial Officer on their behalf.

Notwithstanding any preclearance of a Rule 10b5-1 trading plan, the Company, the Chief Financial Officer and the Company’s employees assume no liability for the consequences of any transaction made pursuant to a Rule 10b5-1 trading plan, nor liability for any Rule 10b5-1 trading plan’s compliance (or non-compliance) with applicable securities laws.

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XVI.	TRADING WINDOW PERIODS

Investment by insiders in Company securities is encouraged, so long as such persons do not purchase or sell such securities in violation of this Policy. In furtherance of the goals underlying this Policy, the Company’s directors, executive officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934) and all employees at the Senior Vice President level and above, as well as all employees in the accounting group, are prohibited from buying or selling Company securities at all times, except during the period extending from the third (3rd) business day following the Company’s earnings release to the public for the immediately preceding fiscal period through the 15th day of the third month of the quarter (the “Trading Window Period”). The prohibition on trading in Company securities by such persons at all times other than the Trading Window Period is designed to prevent any inadvertent trading by such persons in the Company's securities during times when there may be material financial information about the Company that has not been publicly disclosed. The grant or exercise of stock options to purchase the Company's stock using cash to pay the exercise price or tendering shares of common stock to the Company for cancellation upon exercise is permitted outside Trading Window Periods (although any sale of such stock outside Trading Window Periods is prohibited unless such sale is made pursuant to an approved Rule 10b5-1 Trading Plan, as discussed above, or otherwise approved by the Company’s Chief Financial officer). However, unless otherwise agreed the exercise of options or warrants in a cashless manner is permitted during the Trading Window Periods under Rule 144(D)(3)(x).

XVII.	BLACK-OUT COMMUNICATIONS

In addition to the foregoing restrictions, the Company reserves the right to issue “black-out notices” to specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else.

XVIII.	TRADING IN SECURITIES OF OTHER ENTITIES

In addition, no insider shall affect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed. Please note that this provision is in addition to the restrictions on trading in securities of other entities set forth any Code of Ethics of the Company.

XIX.	Certification

Directors, executive officers and employees will be required to certify their understanding of and intent to comply with this Policy, and may be required to re-certify compliance on an annual basis.

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CONFIRMATION

[To be signed by members of the Board of Directors and Company employees that are Vice President or above and accounting personnel]

I certify that I have read, understand and agree to comply with the RBB Bancorp Insider Trading Policy, as updated from time to time and maintained on the Company’s Intranet site available to employees. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s policy is termination of my employment including termination for cause.

Date: ____________
Signature

Print Name

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RBB Bancorp

EXHIBIT A

Submitted Pursuant to:

RBB BANCORP INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I, __________________________________________________ (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:

Account Number:

Date of Request:

Amount or # of Shares:

Broker:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy.

Signature: _________________________ Print Name: ________________________

Approved or Disapproved (circle one)

Date of Approval: _____________________________

Signature:_________________________	Print Name:_________________________

Chief Financial Officer Approval:______________________________

If approval is granted, you are authorized to proceed with this transaction for immediate execution, but only within the current Trading Window Period for all directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934), employees that are Vice President or above, and accounting personnel.

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